Exhibit 10.9

VONTIER CORPORATION
Non-Employee Directors’ Deferred Compensation Plan
Effective October 9, 2020
(amended and restated September 29, 2021)
Article 1.Introduction.
The primary purpose of this Vontier Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Sub-Plan”) is to provide non-employee directors of Vontier Corporation, a Delaware corporation (the “Company”), with the opportunity to elect, subject to the terms of this Sub-Plan, to (a) receive their Annual Retainer in the form of one of the following: (i) a Cash Retainer, (ii) an Equity Retainer or (iii) a combination of a Cash Retainer and an Equity Retainer; and (b) defer the receipt of the Cash Retainer and, to the extent applicable, the settlement of the Equity Retainer, Annual Equity Grant (to the extent awarded in the form of a restricted stock unit (“RSU”)) and/or Annual Board Chair Equity Grant (to the extent awarded in the form of an RSU).
The Sub-Plan was established under, and constitutes a part of, the Stock Incentive Plan. For the avoidance of doubt, the Sub-Plan is subject to all applicable terms of the Stock Incentive Plan.
Article 2.Definitions
Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Stock Incentive Plan. Whenever used herein, the following terms shall have the meanings set forth below, and when the defined meaning is intended, the term is capitalized:
(a)“Administrator” means the Administrator as defined in the Stock Incentive Plan and shall include any Employee to whom the Administrator has delegated certain administrative functions related to the operation and maintenance of the Sub-Plan.
(b)“Annual Base Retainer” has the meaning ascribed to it in the Director Compensation Policy.
(c)“Annual Board Chair Equity Grant” means the annual equity award for the chair of the Board, as described in the Director Compensation Policy.
(d)“Annual Board Chair Retainer” has the meaning ascribed to it in the Director Compensation Policy.
(e)“Annual Committee Chair Retainers” has the meaning ascribed to it in the Director Compensation Policy.
(f)“Annual Equity Grant” has the meaning ascribed to it in the Director Compensation Policy.
(g)“Annual Member Retainer” has the meaning ascribed to it in the Director Compensation Policy.
(h)“Annual Retainer” has the meaning ascribed to it in the Director Compensation Policy.
(i)“Cash Retainer” has the meaning ascribed to it in the Director Compensation Policy.
(j)“Deferral Year” means the period beginning on January 1 of a calendar year and ending on December 31 of such calendar year.
(k)“Director” means each member of the Board who (i) is not an employee of the Company or any Subsidiary, and (ii) receives any portion of the Annual Retainer for service on the Board.
(l)“Director Compensation Policy” means the Vontier Corporation Director Compensation Policy, as it may be amended from time to time.

(m)“Effective Date” means October 9, 2020, except that elections under the Sub-Plan are permitted prior to such date.
(n)“Equity Retainer” has the meaning ascribed to it in the Director Compensation Policy.
(o)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
(p)“Stock Incentive Plan” means, as of the Effective Date, the Vontier Corporation 2020 Stock Incentive Plan, as it may be amended from time to time. The term “Stock Incentive Plan” shall also automatically apply to any successor plan to the Vontier Corporation 2020 Stock Incentive Plan and to any new stock plan adopted by the Company under which Directors are eligible to be granted restricted stock units.
Article 3.Eligibility and Participation
3.1Eligibility. Each person who is or becomes a Director on or after the Effective Date shall be eligible to participate in the Sub-Plan.
3.2Inactive Director. If a Director terminates service with the Board, he or she shall have no further rights to make elections hereunder.
Article 4.Opportunity to Elect the Form of Annual Retainer
4.1Timing of Elections.
(a)During the election window provided by the Company each year, a Director may elect to receive any or all of the retainers (the Annual Base Retainer, Annual Member Retainer, Annual Committee Chair Retainer and Annual Board Chair Retainer) that, together, are referred to as the Annual Retainer, payable to the Director with respect to the Deferral Year that commences in the following calendar year in one of the following forms:
(i)     cash, paid in four, equal installments following each quarter of service during the Deferral Year (subject to any deferral election made under Article 5);
(ii)     vested RSUs, granted in four, equal installments following each quarter of service during the Deferral Year; or
(iii)     a combination of cash and RSUs, with allocation between cash and RSUs determined by the Director.
A Director may make a separate election with respect to each of the retainers (the Annual Base Retainer, Annual Member Retainer, Annual Committee Chair Retainer and Annual Board Chair Retainer) that, together, are referred to as the Annual Retainer. Any election made under this Section 4.1(a) shall be irrevocable as of the end of the election window specified by the Company, which shall be no later than December 31st of the calendar year immediately preceding the Deferral Year, and shall apply only to the Deferral Year to which it relates (i.e., the election shall not carry over from Deferral Year to Deferral Year).
(b)If an individual is elected or appointed as a Director other than at an annual shareholders meeting of the Company, then, to the extent permitted under Section 409A, such individual may make the election described in Section 4.1(a) prior to the effective date of such election or appointment, with such election applying to amounts earned after the date of the election. Any such election made under this Section 4.1(b) shall be irrevocable immediately prior to the date the individual becomes a Director and shall apply only to the Deferral Year in which the election is filed (i.e., the election shall not carry over from Deferral Year to Deferral Year).
(c)All elections under this Section 4.1 shall be made on the form, in the manner and within the time period prescribed by the Company. If a Director does not make an affirmative and timely election specifying the form of payment of the Annual Base Retainer, Annual Member Retainer, Annual Committee Chair Retainer or Annual Board Chair Retainer for a Deferral Year, the Director shall be deemed to have elected to receive such retainer in cash for such Deferral Year. A Director may make a separate election with respect to each Deferral Year. A Director’s election shall not carry over from Deferral Year to Deferral Year.
(d)If a Director has elected to receive RSUs, the number of RSUs granted each quarter shall be based on the amount of the retainer subject to such election that, absent the election, would have been paid in cash, with such cash amount converted to a number of RSUs in the same manner that the number of RSUs subject to the Annual Equity Awards is determined.
4.2Terms of RSU Awards. All RSUs granted pursuant to an election made under this Article 4 will be fully vested as of the date of grant and will otherwise be subject to the terms and conditions of the form of RSU grant agreement as in effect for Directors as of the date the grant is made, with settlement of such RSUs (i.e., conversion to Shares) occurring pursuant to the terms thereof, subject to any deferral election made pursuant to Article 5.
Article 5.Opportunity to Defer the Time of Payment of Cash Retainer and Time of Settlement of Equity Retainer, Annual Equity Grant and Annual Board Chair Equity Grant
5.1Timing of Elections.
(a)During the election window provided by the Company each year, a Director may elect to defer the payment of his or her Cash Retainer and/or, to the extent applicable, the settlement of the Equity Retainer, Annual Equity Grant (to the extent awarded in the form of an RSU) and/or Annual Board Chair Equity Grant (to the extent awarded in the form of an RSU) with respect to the Deferral Year that commences in the following calendar year by completing and filing a deferral election form with the Company. The Director may elect for payment (in the case of the Cash Retainer) or settlement (in the case of the Equity Retainer, Annual Equity Grant, and/or Annual Board Chair Equity Grant) to occur (or commence, if installments are elected) upon (x) the Director’s Separation from Service or (y) the earlier of the Director’s Separation from Service and January 1st of a year specified by the Director. In addition, the Director may elect to have the deferred amounts paid or settled (as the case may be) in a lump sum or in up to five (5) annual installments. Any election made under this Section 5.1(a) shall be irrevocable as of the end of the election window specified by the Company, which shall be no later than December 31st of the calendar year immediately preceding the Deferral Year, and shall apply only to the Deferral Year to which it relates (i.e., the election shall not carry over from Deferral Year to Deferral Year).
(b)If an individual is elected or appointed as a Director other than at an annual shareholders meeting of the Company, then, to the extent permitted under Section 409A, such individual may make the elections described in Section 5.1(a) prior to the effective date of such election or appointment. Any election made under this Section 5.1(b) shall be irrevocable immediately prior to the date the individual becomes a Director and shall apply only to the Deferral Year in which the election is filed (i.e., the election shall not carry over from Deferral Year to Deferral Year).
(c)All elections under this Section 5.1 shall be made on the form, in the manner and within the time period prescribed by the Company. The deferral election form shall indicate, without limitation, (i) whether payment of the Cash Retainer and/or the settlement of the Equity Retainer, Annual Equity Grant and/or Annual Board Chair Equity Grant is to be deferred, (ii) the date that payment (in the case of the Cash Retainer) or settlement (in the case of the Equity Retainer, Annual Equity Grant, and/or Annual Board Chair Equity Grant) will occur (or commence), and (iii) the time and form of the distribution for the deferral.
(d)A Director may make a separate election with respect to each Deferral Year. A Director’s election shall not carry over from Deferral Year to Deferral Year. If a Director has not made an affirmative and timely election in accordance with this Article 5, such Director shall be deemed to have elected not to defer any amounts.
5.2Timing of Payments. Any deferred amounts under this Sub-Plan to be paid or settled on a Separation from Service shall be paid or settled (or payment or settlement shall commence, if installments are elected) upon or within thirty (30) days after such Separation from Service. Any deferred amounts under this Sub-Plan to be paid or settled on a specified date shall be paid or settled (or payment or settlement shall commence, if installments are elected) upon or within thirty (30) days after January 1st of the year specified by the Director.

Article 6.Miscellaneous
6.1Maintenance of Cash Deferral Accounts. Any Cash Retainer deferred by a Director under the Plan shall be credited to a record keeping account (“Cash Deferral Account”) as of the date on which such Cash Retainer would otherwise have been paid to the Director. All amounts credited to a Director’s Cash Deferral Account shall accrue interest from the time such amounts would otherwise have been paid to the Director until the date that such amounts cease accruing interest in connection with a distribution pursuant to Article 5. The interest rate shall be equal to one hundred twenty percent (120%) of the long-term applicable federal rate for December of the preceding calendar year, as prescribed under Section 1274(d) of the Code (the “AFR”), and interest shall be compounded quarterly. Amounts credited to a Director’s Cash Deferral Account for less than the entire calendar quarter will be credited at a proration of the AFR based on the number of days during such calendar quarter they were credited to the Cash Deferral Account (i.e., the number of days actually so credited, divided by the number of days in the quarter).
6.2Unfunded Plan. The Sub-Plan constitutes an unfunded, unsecured promise of the Company to make distributions in the future of the amounts deferred under the Sub-Plan and is intended to constitute a nonqualified deferred compensation plan that is unfunded for tax purposes. Nothing contained in the Sub-Plan and no action taken pursuant to the provisions of the Sub-Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and any Director or any other person. No special or separate fund shall be established or other segregation of assets made to assure payment of deferred amounts hereunder. No Director or any other person shall have any preferred claim on, or beneficial ownership interest in, any assets of the Company prior to the time that deferred amounts are paid to the Director as provided herein. The rights of a Director to receive benefits from the Company shall be no greater than any general unsecured creditor of the Company.
6.3Service as a Director. Neither the establishment of the Sub-Plan, nor any action taken hereunder, shall in any way obligate (a) the Company to nominate a Director for reelection or to continue to retain a Director; or (b) a Director to agree to be nominated for reelection or to continue to serve on the Board.
6.4Section 409A Requirements. The intent of the Company is that this Sub-Plan, all deferral election forms, and all payments made and RSUs granted and settled pursuant to this Sub-Plan, comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Sub-Plan all deferral election forms, and all payments made and RSUs granted and settled pursuant to this Sub-Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Sub-Plan or any election form to the contrary, a Director shall not be considered to have terminated or otherwise separated from service with the Company for purposes of any amount to be paid or benefit to be provided under this Sub-Plan that are subject to Section 409A until the Director would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and each amount to be paid or benefit to be provided under this Sub-Plan shall be construed as a separate and distinct payment for purposes of Section 409A. If this Sub-Plan fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Director by Section 409A, and the Director shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.
6.5 Amendment and Termination. The Sub-Plan may be amended or terminated in accordance with the provisions of the Stock Incentive Plan.
4